As Filed with the Securities and Exchange Commission on June 14, 2004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NEOSE TECHNOLOGIES, INC.
 (Exact Name of Registrant as Specified in Its Charter)

Delaware	13-3549286
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S employer Identification No.)

102 Witmer Road
Horsham, PA  19044
 (Address of Principal Executive Offices)

Neose Technologies, Inc.
2004 Equity Incentive Plan
 (Full Title of the Plan)

C. Boyd Clarke
Chairman, President and Chief Executive Officer
Neose Technologies, Inc.
102 Witmer Road
Horsham, Pennsylvania 19044
 (Name and Address of Agent for Service)

(215) 315-9000
 (Telephone Number, Including Area Code of Agent For Service)

COPIES TO:
Debra J. Poul, Esq. Senior Vice President and General Counsel Neose Technologies, Inc. 102 Witmer Road Horsham, Pennsylvania 19044 (215) 315-9000	Barry M. Abelson, Esq. Pepper Hamilton LLP 3000 Two Logan Square Eighteenth and Arch Streets Philadelphia, Pennsylvania 19103 (215) 981-4000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)

Common Stock, $0.01 par value (4)	1,484,384	$7.44	$11,043,817	$1,399.25

(1)

Pursuant to Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Neose Technologies, Inc. 2004 Equity Incentive Plan (the “2004 Plan”) for any future stock split, stock dividend or similar adjustments of the outstanding  Common Stock, $.01 par value, of the Registrant (the “Common Stock”).

(2)

Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low  prices of the Common Stock on The NASDAQ National Market on June 10, 2004.  The average equaled $7.44.

(3)

The Registrant previously paid a fee to the Securities and Exchange Commission (the “Commission”)  of $602 in connection with the filing of its Registration Statement on Form S-8 (No.  333-107888) on August 12, 2003.  On June 14, 2004, 486,976 shares under that Registration Statement were de-registered.  Pursuant to Rule 457(p), $341 of the filing fee previously paid by the Registrant is to be offset against the currently due registration fee.

(4)

Includes rights to purchase the Registrant’s Series A Junior Participating Preferred Shares, or Rights.  Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Registrant’s Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

          The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2004 Plan as specified by Rule 428(b)(1) under the Securities Act.  Such documents are not being filed with the Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.   Registrant Information and Employee Plan Annual Information.

          Neose Technologies, Inc. (the “Registrant”) will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement.  These documents are incorporated by reference in the Section 10(a) prospectus.  The Registrant will also furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of other documents required to be delivered to employees of the Registrant under Rule 428(b).  Requests should be directed to Neose Technologies, Inc., 102 Witmer Road, Horsham, Pennsylvania, 19044, Attention: General Counsel; telephone number (215) 315-9000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Certain Documents by Reference.

          The following documents which have been filed by the Registrant with the Commission  are incorporated by reference into this Registration Statement:

•	The Annual Report on Form 10-K filed on February 17, 2004 for the year ended December 31, 2003;

•	The Quarterly Report on Form 10-Q filed on April 28, 2004 for the quarter ended March 31, 2004;

•	The Current Reports on Form 8-K filed on (i) April 20, 2004; (ii) April 20, 2004; (iii) April 26, 2004; (iv) May 14, 2004; (v) May 19, 2004 and (vi) May 21, 2004;

•	The definitive proxy statement on Schedule 14A for the Registrant’s annual meeting of stockholders filed April 2, 2004;

•

The description of the Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on February 7, 1996, including any amendments or reports filed for the purpose of updating such description in which there is described the terms, rights and provisions applicable to the Common Stock.

          In addition, all documents and reports filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports. To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

          The Registrant’s financial statements for the year ended December 31, 2001 and for the period from January 17, 1989 (inception) through December 31, 2001 incorporated by reference in this Registration Statement were audited by Arthur Andersen LLP (“Andersen”). Effective April 29, 2002, the Registrant’s Board of Directors approved the dismissal of Andersen as the Registrant’s independent auditors and the appointment of KPMG LLP to serve as the Registrant’s independent auditors. After reasonable efforts, the Registrant has not been able to obtain the written consent of Andersen to the incorporation by reference of its report into this Registration Statement. The Registrant has dispensed with the requirement to file the written consent of Andersen in reliance on Rule 437a promulgated under the Securities Act. Since the Registrant has not been able to obtain the written consent of Andersen, you will not be able to recover against Andersen under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Andersen incorporated by reference herein or any omissions to state a material fact required to be stated therein.

Item 4.   Description of Securities.

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.

          Not applicable.

Item 6.   Indemnification of Directors and Officers.

          Section 145 of the Delaware General Corporation Law (“Section 145”) permits a corporation to indemnify any person, who was or is, or is threatened to be made, parties to any  threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.  A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.  Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

          The Third Amended and Restated Certificate of Incorporation of the Registrant limits the personal liability of directors to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

          The Third Amended and Restated Certificate of Incorporation of the Registrant and Section 6 of Article 7 of the Registrant’s Second Amended and Restated By-laws provides to the fullest extent permitted by Section 145 for the indemnification of each person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director, officer, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust, or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person or on such person’s behalf in connection with such action, suit, or proceeding and any appeal therefrom.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

          The Exhibit Index filed herewith and appearing immediately prior to the exhibits hereto is incorporated herein by reference.

Item 9.   Undertakings.

          (a)          The undersigned Registrant hereby undertakes as follows:

                         (1)          To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

                                        (i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

                                        (ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

                                        (iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Act that are incorporated by reference in this Registration Statement.

                         (2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                         (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)          The undersigned Registrant hereby also undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Horsham, Pennsylvania, on the 11th day of June, 2004.

NEOSE TECHNOLOGIES, INC.
By:	/s/ C. BOYD CLARKE

C. Boyd Clarke
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints C. Boyd Clarke, Debra J. Poul and Wendy Nagy and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ C. BOYD CLARKE	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 11, 2004

C. Boyd Clarke

/s/ ROBERT I. KRIEBEL	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 11, 2004

Robert I. Kriebel

/s/ A. BRIAN DAVIS	Vice President, Finance (Principal Accounting Officer)	June 11, 2004

A. Brian Davis

/s/ BRIAN H. DOVEY	Director	June 7, 2004

Brian H. Dovey

/s/ L. PATRICK GAGE	Director	June 9, 2004

L. Patrick Gage

/s/ WILLIAM F. HAMILTON	Director	June 7, 2004

William F. Hamilton

/s/ DOUGLAS J. MACMASTER	Director	June 11, 2004

Douglas J. MacMaster, Jr.

/s/ MARK H. RACHESKY	Director	June 8, 2004

Mark H. Rachesky

/s/ STEPHEN A. ROTH	Director	June 8, 2004

Stephen A. Roth

/s/ LOWELL E. SEARS	Director	June 8, 2004

Lowell E. Sears

/s/ ELIZABETH H. S. WYATT	Director	June 7, 2004

Elizabeth H.S. Wyatt

EXHIBIT INDEX

Exhibit Number	Exhibit

5.1*	Opinion of Pepper Hamilton LLP

23.1*	Consent of KPMG LLP

23.2*	Consent of Pepper Hamilton LLP (contained in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page of this Registration Statement)

99.1

Neose Technologies, Inc. 2004 Equity Incentive Plan (incorporated herein by reference to Appendix C of the Registrant’s Proxy Statement filed with the Securities and Exchange Commission on April 2, 2004)

*Filed herewith.